UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

Nikola Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Three Days Left to Vote:
Nikola Urges Stockholders to VOTE NOW FOR Proposal 2!

•Vote by phone at (855) 935-2562, if in North America, or 1-(207) 607-7123, if international
•Vote online at www.proxyvote.com
•Deadline to VOTE: 11:59 p.m., Eastern Time on June 29, 2022
•Proposal 2 will help ensure that Nikola continues moving forward toward its vision

PHOENIX – June 27, 2022 -- Nikola Corporation (Nasdaq: NKLA), a global leader in zero-emissions transportation and energy infrastructure solutions, urges all stockholders to vote now FOR Proposal 2 before the Annual Meeting on June 30. Stockholders must vote before the deadline at 11:59 p.m. Eastern Time on June 29, 2022, to ensure their votes are counted.

Approving Proposal 2 is very important. Nikola has 600 million common shares authorized. The combination of fully diluted shares, including shares outstanding and options, restricted stock units and warrants, and reserved/unissued shares from Nikola’s equity line of credit and convertible notes means the Company has approximately 567 million fully diluted and reserved/unissued shares, as of June 8, 2022. This leaves Nikola with approximately 33 million shares available for other purposes. That is why we are urging all stockholders to vote NOW FOR Proposal 2, which would allow Nikola to increase the authorized number of shares of the Company’s common stock to 800 million, providing flexibility to support the growth of the business.

Voting is Quick and Simple:

•By Phone: Please call Alliance Advisors, Nikola's proxy solicitor, toll-free, at (855) 935-2562. International voters can call 1-(207) 607-7123. You can also contact Alliance Advisors if you have any questions about voting.
◦Retail investors, including individual stockholders who purchased shares through app-based brokers, should call the relevant number above.

•By Internet: If you hold shares in "street name," you can vote by following the instructions shared by your broker, bank or other nominee. You can vote at www.proxyvote.com. Please make sure you have your control number when visiting the website.
◦If you are a Robinhood holder, you can vote your shares at www.proxypush.com and follow the instructions you have received.

Every vote matters. Stockholders as of the close of business on April 4, 2022, should vote their shares even if they no longer own them. The 2022 Annual Meeting of Stockholders is scheduled for June 30, 2022, at 9:00 a.m. Pacific Time.

About Nikola Corporation
Nikola Corporation is globally transforming the transportation industry. As a designer and manufacturer of zero-emission battery-electric and hydrogen-electric vehicles, electric vehicle drivetrains, vehicle components, energy storage systems, and hydrogen station infrastructure, Nikola is driven to revolutionize the economic and environmental impact of commerce as we know it today. Founded in 2015, Nikola Corporation is headquartered in Phoenix, Arizona. For more information, visit www.nikolamotor.com or Twitter @nikolamotor.

INVESTOR INQUIRIES:
investors@nikolamotor.com

MEDIA INQUIRIES

Nicole Rose
nicole.rose@nikolamotor.com
480-660-6893

Colleen Robar
crobar@robarpr.com
313-207-5960